Exhibit 10.1
MEMBERSHIP INTEREST PURCHASE AGREEMENT
Sun Pipe Line Company of Delaware LLC
     THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, effective as of July 27, 2006 (this “Agreement”), is between Sunoco Inc., a Pennsylvania corporation (“Seller”), and Sunoco Pipeline Acquisition LLC, a Delaware limited liability company (“Buyer”).
RECITAL:
     Pursuant to a Notice of Exercise of Option dated April 4, 2006 (the “Notice of Exercise”) and pursuant to the terms of the Omnibus Agreement by and among Sunoco, Inc. et. al. and Sunoco Logistics Partners L.P. et. al. dated February 2, 2002 (the “Omnibus Agreement”), Buyer has agreed to purchase Seller’s membership interest (the “Interest”) in Sun Pipe Line Company of Delaware LLC, a Delaware limited liability company (the “Company”), which constitutes all of the issued and outstanding membership interests in the Company and to assume Seller’s rights and obligations relating to the Interest under the Limited Liability Company Agreement of the Company dated as of May 24, 2006 (the “Governing Agreement”), as provided herein and Seller has agreed to assign to Buyer the Interest and its rights relating to the Interest under the Governing Agreement as provided herein. The Company owns 500 Class A shares and 6680 Class B shares (collectively the “Shares”) of Mid-Valley Pipe Line Company (“MVPL”).
AGREEMENT:
     NOW, THEREFORE, the parties hereby agree as follows:
     1. Sale of Interest. For and in consideration of the payment of Sixty-five Million Dollars ($65,000,000) (the “Initial Purchase Price”), subject to adjustment as provided in Section 2 hereof, and for other good and valuable consideration, receipt of which Seller hereby acknowledges, Seller shall , at Closing, grant, sell, convey, assign and transfer and set over to Buyer, and Buyer shall accept from Seller, all of Seller’s right, title and interest in and to the Interest. The Initial Purchase Price shall be paid by Buyer to Seller by wire transfer of immediately available funds to the bank account designated by Seller at the closing of the transaction contemplated hereunder (the “Closing”).
     2. Purchase Price Adjustment. On the fifth (5th) anniversary of the Closing, the Initial Purchase Price may be subject to adjustment as follows:
(i)	If Seller’s payments to MVPL during the five-year period commencing on the date of the Closing and ending on the fifth (5th) anniversary of the date of the Closing (the “Measurement Period”) result in tariff revenues to MVPL of less than Seventy Million Dollars ($70,000,000), the Initial Purchase Price shall be reduced by the amount of Five Million Dollars ($5,000,000); provided, however, if Seller is unable to transport crude oil volumes necessary to generate $70,000,000 in tariff revenues to MVPL during the Measurement Period, as a result of (a) operational difficulties on the Mid-Valley Pipeline or the Maumee

Pipeline (collectively the “Pipeline”), which difficulties are not due to the fault of the Seller, or (b) proration on the Pipeline, no reduction in the Initial Purchase Price shall be made.

(ii)	If Seller’s payments to MVPL during the Measurement Period result in tariff revenues to MVPL of between (and including) Seventy Million Dollars ($70,000,000) and One Hundred Million Dollars ($100,000,000), no adjustment to the Initial Purchase Price shall be made.

(iii)	If Seller’s payments to MVPL during the Measurement Period results in tariff revenues to MVPL of more than One Hundred Million Dollars ($100,000,000), the Initial Purchase Price shall be increased by the amount of Three Million Dollars ($3,000,000).
The amount of any increase or decrease to the Initial Purchase Price shall be referred to as the “Adjustment Amount.” Within sixty (60) days following the fifth anniversary of the Closing, the Adjustment Amount shall be paid by Buyer or Seller, as appropriate, to the other party by wire transfer of immediately available funds to the bank account designated by the receiving party. The payment of any Adjustment Amount shall be deemed an adjustment to the Initial Purchase Price, and the Initial Purchase Price as adjusted by the Adjustment Amount shall constitute the Purchase Price for the Interest.
     3. Assignment and Assumption of Governing Agreement. Seller shall, at Closing, assign to Buyer all of its rights and duties under the Governing Agreement as they relate to the Interest, and Buyer shall accept such assignment and shall assume and agree to timely perform and discharge all of the duties and obligations of Seller under the Governing Agreement as they relate to the Interest.
     4. Reservation of Rights. Notwithstanding anything to the contrary in Sections 1, 2 and 3 hereof, Seller reserves all of its rights to reimbursement, contribution or indemnification under the Governing Agreement and applicable law.
     5. Representations. Seller represents and warrants that:
(i)	Seller is record and beneficial owner of the Interest, free and clear of all liens, equities and claims;

(ii)	The Company is the record and beneficial owner of the Shares, free and clear of all liens, equities and claims; and

(iii)	The Shares are the sole asset of the Company.
     6. Incorporation of Indemnification Terms of Omnibus Agreement. Buyer shall be entitled to indemnification from Seller pursuant to and in accordance with Article III of the Omnibus Agreement with respect to the Shares (whether such claim arises from, or out of, the ownership of the Shares or the ownership or operation of the assets of MVPL, but without duplication for any claim) for the remaining term of such indemnification with respect to events or conditions associated with the ownership of the Shares or the ownership or operation of the assets of MVPL occurring prior to the Closing, and those terms and conditions are deemed to be incorporated by reference in this Agreement. For the avoidance of doubt, and without limiting the generality of the immediately preceding sentence, subject to Section 10 hereof, the indemnities in Article III of the Omnibus Agreement shall apply to the Company’s share of the claims, liabilities and losses of MVPL arising in connection with (i) the November 2000 release into Clampit Pond in Claiborne Parish, Louisiana; and (ii) the January 2005 release into the Kentucky and Ohio Rivers.
     Further, in addition to, and not in limitation of, the indemnities contained in Article III, Seller shall indemnify and hold harmless Buyer, its officers, directors, employees, affiliates and subsidiaries, from and against all losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable experts’ and attorneys’ fees) arising out of, or in connection with, (i) the operation of the Company’s assets (other than the Shares) prior to the Closing , and (ii) any assets or liabilities of the Company transferred by the Company prior to the Closing. For purposes of this additional indemnification, the procedures set forth in Section 3.5 of the Omnibus Agreement shall apply.
     7. Change of Service. In the event the Board of Directors (“Board”) of MVPL considers (a) converting the Pipeline from crude oil service to an alternative service, or (b) terminating service on the Pipeline, Buyer shall cause its representatives on the Board (“Representatives”) to request to the Board that:
(i)	when and to the extent not prohibited by law or confidentiality obligations, the Board notify all then current crude oil shippers on the Pipeline, as soon as reasonably practicable, of the Board’s consideration of converting or terminating service on the Pipeline;

(ii)	the Board make available to any then current crude oil shipper on the Pipeline interested in maintaining the Pipeline in crude oil service, the terms and conditions under which the Board would consider maintaining the Pipeline in crude oil service; and

(iii)	the Board consider any proposals submitted by then current crude oil shippers regarding the continuation of the Pipeline in crude oil service.
Nothing in this Agreement shall be deemed to require the Buyer to cause the Representatives to vote in any particular manner on any matter before the Board, and such Representatives shall be free to vote in any manner they deem appropriate.
     8. Dividends. In the event that the Board of Directors of MVPL declares a dividend for the second quarter of 2006, such dividend shall be the property of the Seller regardless of when it is paid. In the event the Board of Directors of MVPL declares a dividend for the third quarter of 2006 the Seller shall be entitled to a pro rata portion of the third quarter dividend based on the number of days in the third quarter that the Seller owned the Shares. Buyer shall, within three (3) business days of receipt of any dividend to which the Seller is entitled hereunder, pay over to Seller such amounts due Seller.

     9. Closing. Notwithstanding Section 6.2(b)(vi) of the Omnibus Agreement, Closing shall occur on or before the tenth (10th) business day following receipt of all necessary third party consents to the transaction.
     10. No Affect on Rights. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to affect, limit or restrict any rights that the Seller or Buyer, or any of their respective affiliates, may have against the other in connection with the ownership or operation of the Pipeline.
     11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, excluding any conflict of law rules that may direct the application of the laws of another jurisdiction.
     12. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
Space Intentionally Left Blank

     IN WITNESS WHEREOF, the parties have entered into this Membership Interest Purchase Agreement as of the date first written above.

SUNOCO, INC.
By:	/s/ Michael J. Hennigan
	Name:	Michael J. Hennigan
	Title:	Senior Vice President Supply, Trading, Sales & Transportation

SUNOCO PIPELINE ACQUISITION LLC
By:	/s/ Deborah M. Fretz
	Name:	Deborah M. Fretz
	Title:	President

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